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                                                                    EXHIBIT 23.2

       NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC
                                   ACCOUNTANTS

On June 6, 2002, the Registrant filed a Current Report on Form 8-K reporting that on that date it had terminated its relationship with Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants and engaged KPMG LLP to serve as its independent public accountants for fiscal year 2002. The Registrant's consolidated balance sheets for the years ended December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which are incorporated by reference in this Registration Statement, were audited by Arthur Andersen. Because Arthur Andersen is no longer licensed to practice public accounting in the State of California, the Registrant has been unable to obtain Arthur Andersen's consent to incorporate by reference in this Registration Statement their report with respect to those audited financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), permits the Registrant to file this Registration Statement without such consent from Arthur Andersen. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to the Registrant) may be limited.